EXHIBIT 99.(a)
Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

FOR IMMEDIATE RELEASE                       Contact: Melanie Forbrick
                                                     (813) 866-5023

[LOGO OMITTED]
                      Florida Progress Reports 1997 Earnings

         St. Petersburg, FL (January 26, 1998) -- Florida Progress Corporation (NYSE:FPC), parent company of St. Petersburg-based Florida Power Corporation and Electric Fuels Corporation, today reported 1997 earnings before non-recurring items of $254.3 million, or $2.62 per share, compared with $252.4 million, or $2.61 per share, for the same 12-month period last year.

         Florida Progress recorded two significant non-recurring charges during 1997. Costs associated with the extended outage of Florida Power's Crystal River 3 nuclear unit and the provision for loss related to Mid-Continent Life Insurance Company combined to reduce earnings by $200 million, or $2.06 per share. After the effect of the one-time charges, reported earnings for the year totaled $54.3 million, or $.56 per share, compared with $224.4 million, or $2.32 per share, in 1996. The company reported a loss for the fourth quarter of $51.5 million, or $ .53 per share, following the one-time charge for Mid-Continent.

         "The year 1997 was unique and challenging," said Richard Korpan, Florida Progress president and chief executive officer. "We've worked hard to get many of these hurdles behind us so we can focus on our future growth strategy. Our sound business fundamentals position us well for improved results in 1998, which is reflected in our stock price today."

         Florida Power, the largest subsidiary of Florida Progress, reported earnings before nuclear outage costs of $240.9 million, or $2.48 per share, compared with earnings of $232.6 million, or $2.40 per share, in 1996. This reflects an increase of 3.3 percent over 1996 earnings per share. Costs associated with the extended outage reduced Florida Power's earnings by $106.5 million, or $1.10 per share, in 1997.

         On a recurring basis Electric Fuels had its second consecutive year of double-digit earnings growth. Expanding rail services operations and higher volumes of coal handled by the energy and related services business group resulted in an 18 percent earnings increase to $32.1 million, or $.33 per share, for 1997. This compares to 1996 earnings, before a provision for loss on coal properties, of $27.1 million, or $.28 per share.


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Florida Progress 1997 Earnings
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Significant items influencing 1997 results include:

o Crystal River 3 nuclear unit ready to restart- Florida Power has received the approvals from the Nuclear Regulatory Commission necessary to proceed to mode 2, the point at which reactor startup would commence. The company has formally requested permission to start up the reactor. Once final approval is received from the NRC to restart the reactor, the company expects the plant to be back in service in approximately two weeks. During 1997, Florida Power incurred approximately $173 million in additional nuclear outage operation and maintenance costs and non-recoverable replacement power costs associated with the outage. These costs were incurred not only to address certain backup safety system design issues, but also to perform work that should enable the plant to be a productive asset in the future.

o More than 22,000 new customers in 1997- Strong customer growth and good cost control contributed to increased earnings, before non-recurring charges, for Florida Power. Customer growth in the central Florida area around Orlando represented more than one-third of Florida Power's new customers in 1997. Florida Power maintained good cost control, with 1997 Operations and Maintenance expenses increasing two percent, or $8.9 million, over the previous year.

o    Loss  provision  for  Mid-Continent   Life  Insurance   Company-  Although
     Mid-Continent was placed in receivership in April 1997, the Oklahoma Insurance Commissioner has not yet filed a plan of rehabilitation as ordered by an Oklahoma district court judge. In addition, the commissioner filed a lawsuit in December 1997 against Florida Progress and other defendants. As a result of the passage of time without a rehabilitation plan and other actions of the commissioner, Florida Progress established a loss provision for the full amount of its $87 million investment and accrued for estimated legal costs, which reduced 1997 earnings by $93.5 million, or $.96 per share.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this news release contains forward looking statements, including statements regarding the restart of the Crystal River 3 nuclear power unit and the future productivity of the plant. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that have a direct impact on the actual results at Florida Power include various factors that could impact the successful execution of the nuclear restart plan and the future productivity of the plant. These and other factors are described in the company's Securities and Exchange Commission filings.

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Florida Progress 1997 Earnings
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         Florida Progress is a Fortune 500 diversified electric utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power Corporation, the state's second-largest electric utility with 1.3 million customers. Diversified operations include coal mining, marine operations and rail services.

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---------------------------------------------------------------------------------------------------------------

                                              Three Months Ended                     Twelve Months Ended
                                                  December 31                            December 31
                                      ------------------------------          ------------------------------
                                          1997             1996                   1997               1996
                                      --------------  --------------           -------------     ------------
Revenues                               $848,300,000    $774,900,000           $3,315,600,000   $3,157,900,000
                                      --------------  --------------          --------------    -------------
Income (loss)from:
Florida Power                            42,400,000      42,800,000              240,900,000      232,600,000
Electric Fuels                           10,500,000       7,100,000               32,100,000       27,100,000
Corporate & Other                        (9,700,000)     (2,600,000)             (18,700,000)      (7,300,000)
Continuing operations before          --------------  --------------          --------------    --------------
 non-recurring items                     43,200,000      47,300,000              254,300,000      252,400,000
Non-recurring items                     (94,700,000)     (1,700,000)            (200,000,000)      (1,700,000)
                                      --------------  --------------          --------------    --------------
Continuing operations                    (51,500,000)    45,600,000               54,300,000      250,700,000
Discontinued operations                           -      (1,300,000)                       -      (26,300,000)
                                      --------------  --------------          --------------    --------------
Net Income (loss)                      $(51,500,000)  $  44,300,000           $   54,300,000    $  224,400,000
                                      ==============  ==============          ==============    ==============

Earnings (loss) per share (EPS):
Florida Power                              $  .44          $  .44                   $2.48              $2.40
Electric Fuels                                .11             .07                     .33                .28
Corporate & other                            (.10)           (.02)                   (.19)              (.07)
Income from continuting operations         --------        --------               --------            -------
  before non-recurring items               $  .45          $  .49                   $2.62              $2.61
Non-recurring items                          (.98)           (.02)                  (2.06)              (.02)
                                           ========        ========               ========            =======
Continuing operations                        (.53)            .47                     .56               2.59
Discontinued operations                        -             (.01)                     -                (.27)
                                           --------        --------               --------            -------
Consolidated                                ($.53)           $.46                    $.56              $2.32
                                           ========        ========               ========            =======


Average Common
Shares Outstanding                      97,061,777       97,026,036              97,054,280         96,835,632


Prior periods reflect the recapitalization of the spin-off company, Echelon and its associated treatment as discontinued operations.
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